EXHIBIT 99.1

For Immediate Release

CONTACTS:	Dana Lengkeek Network Associates (408) 346-5184 dana_lengkeek@nai.com

Kelly Delaney Porter Novelli (415) 975-2229 Kelly.delaney@pnicg.com

NETWORK ASSOCIATES COMPLETES ACQUISITION OF ENTERCEPT SECURITY TECHNOLOGIES

Executes on Strategy to Offer Best-of-Breed System Protection Solutions
To Protect Enterprises Worldwide

SANTA CLARA, Calif., April 30, 2003 — Network Associates, Inc. (NYSE: NET), a leader in system and network protection solutions, today announced it has completed the acquisition of Entercept Security Technologies. The company provides market-leading host-based intrusion prevention solutions that proactively detect and stop security attacks before they cause damage.

     The recent SQL Slammer worm propagated faster than any other attack, hitting 5,000 servers in just three minutes. Stopping such high-impact blitzkrieg attacks can only be accomplished with sophisticated technology that prevents key exploits used in the spread of these worms. Entercept is the first and only technology to provide the ability to reliably stop these types of attacks.

     Under the terms of the deal, Network Associates has acquired the capital stock of Entercept Security Technologies by a merger of the company into a subsidiary of Network Associates, Inc. Network Associates has also assumed all customer support obligations and is committed to providing a smooth transition for all users. Network Associates will continue to sell the existing Entercept products and the combined team will further evolve the technology to meet the needs of customers. In the coming months, ePolicy Orchestrator, McAfee Security’s market-leading anti-virus and security management platform, will be enhanced to offer manageability and reporting for the Entercept solutions, positioning the products to interoperate with McAfee Security products for a complete systems protection solution.

     “With the rapid close of this transaction, we look forward to moving ahead with our plans to integrate Entercept’s industry-leading technology into Network Associates’ solution set,” said Sandra England, executive vice president of corporate development and strategic research for Network Associates. “The Entercept acquisition enables us to execute on our corporate vision of complete system and network protection for our customers.”

     Network Associates announced a definitive agreement to acquire Entercept Security Technologies on April 4, 2003 for $120 million in cash. Prior to the merger, Entercept was a privately held company that provides host-based intrusion prevention to protect servers, operating systems, databases and applications from security threats. The Entercept products utilize a combination of behavioral rules and signatures to prevent both known and unknown attacks, rather than detecting and reporting an attack after it has occurred. The products protect servers against attacks launched both externally and internally.

     With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and network protection; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-963-8000 or on the Internet at http://www.networkassociates.com/ .

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NOTE: Network Associates, McAfee, Magic Solutions, and Sniffer are either registered trademarks or trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. Sniffer® brand products are made only by Network Associates, Inc. All other registered and unregistered trademarks in this document are the sole property of their respective owners.